Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

MEREDITH CORPORATION

(Regarding Designation and Authorization of Series A Preferred Stock)

To the Secretary of State of the State of Iowa

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act (the “IBCA”), the undersigned corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation (“Articles of Amendment”) regarding the designation and authorization of Series A Preferred Stock by the corporation:

I.	The name of the corporation is Meredith Corporation. The effective date of its incorporation was the 9th day of August, 1905. Its original name was Successful Farming Publishing Company.

II.	On January 27, 2018, Meredith Corporation adopted Articles of Amendment containing the designation, authorization, and terms of the Series A Preferred Stock, which are set forth in Exhibit A to the attached Appendix 1, and incorporated herein by this reference as if set forth in full; which were determined by resolutions of the board of directors of Meredith Corporation on January 27, 2018; a true and correct copy of those resolutions which is attached hereto as Appendix 1 and incorporated herein by this reference as if set forth in full.

III.	The Articles of Amendment were duly adopted by the Board of Directors without shareholder approval, as shareholder approval is not required pursuant to Sections 490.602 and 490.1005 of the IBCA. The resolutions of the board of directors set forth in Appendix 1 were duly adopted and approved by the board of directors in the manner required by the IBCA and by the articles of incorporation of the corporation.

IN WITNESS WHEREOF, the Company has caused this Articles of Amendment to be signed by a duly authorized officer this 30th day of January, 2018.

MEREDITH CORPORATION

By:	/s/ Joseph H. Ceryanec

Name:	Joseph H. Ceryanec

Title:	Chief Financial Officer

APPENDIX 1

“DESIGNATION AND APPROVAL OF SERIES A PREFERRED & ARTICLES OF AMENDMENT

WHEREAS, pursuant to paragraph 10 of Article III.A of the Restated Articles of Incorporation, as amended (the “Restated Articles”) of Meredith Corporation (the “Company”), the Board of Directors of the Company (the “Board”) may issue preferred stock from time to time in one or more series, the shares of each series to have the voting powers, full or limited, and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as are stated in the Restated Articles or in the resolution or resolutions providing for the issuance of the series adopted by the Board.

RESOLVED, that the Board has determined that it is advisable and for the benefit of the Company and its shareholders to establish a series of shares of preferred stock pursuant to the authority granted to the Board in the Restated Articles, and out of the total authorized number of 5,000,000 shares of its preferred stock, par value $1.00 per share (“Preferred Stock”), there is hereby designated a series of 2,500,000 shares which shall be issued in and constitute a single series to be known as “Series A Preferred Stock” (hereinafter called the “Series A Preferred Stock”) that have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth in the Statement of Designation of Series A Preferred Stock attached hereto as Exhibit A (the “Statement of Designation”) and included in the Articles of Amendment to the Restated Articles in substantially the form provided to the Board on the date hereof (the “Articles of Amendment”);

RESOLVED, that the Statement of Designation and the Articles of Amendment are hereby authorized and approved in all respects; and

RESOLVED, that the Authorized Persons (as defined below) be, and each of them hereby is, authorized and directed, for and on behalf of the Company, to execute and deliver, and to make such filings with the Secretary of State of Iowa as may be deemed necessary or appropriate with respect to, the Articles of Amendment.”

EXHIBIT A

Statement of Designation of

Series A Preferred Stock of

Meredith Corporation

In accordance with Section 10 of Article III.A of the Restated Articles of Incorporation of Meredith Corporation, the Board of Directors has established and fixed the voting powers, designations, preferences and relative, participating, option or other special rights, and the qualifications, limitations or restrictions of a series of Preferred Stock designated as “Series A Preferred Stock” and has stated and expressed such voting powers, designations, preferences and relative, participating, option or other special rights, and the qualifications, limitations or restrictions of such series of Preferred Stock in this Statement of Designation (the “Statement of Designation”) as follows:

1. Definitions; Interpretation.

(a) As used in this Statement of Designation, the following capitalized terms will have the following meanings:

“Accrued Dividend Rate” means, as of the relevant date, the sum of (a) 0.50% plus (ii) the Cash Dividend Rate, per annum, as of such date.

“Accrued Stated Value” means, as of the relevant date, an amount per share equal to: (a) the Stated Value of such share of the Series A Preferred Stock plus (b) any accrued and unpaid Dividends (including any Dividends accumulated from the most recent Dividend Payment Date to (but not including) the relevant date).

“Activist Fund” means any Person identified on the most-recently available “SharkWatch 50” list or any publicly-disclosed Affiliate of any such Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Aggregate Accumulated Dividend” means, as of the relevant date, an amount per share equal to the difference of (a) the Accrued Stated Value of such share as of the relevant date minus (b) the Stated Value of such share as of the Closing Date.

“Applicable Treasury Rate” means, as of the relevant date, the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to such date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from such date to the First Call Date; provided that if the period from such date to the First Call Date is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Applicable Treasury Rate will be obtained by linear interpolation (calculated to the nearest 1/12th of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from such date to the First Call Date is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Articles of Incorporation” means the Restated Articles of Incorporation of the Company (as amended, restated, supplemented or otherwise modified from time to time).

“Authorized Bank Account” means a demand deposit account at a top tier United States banking institution with deposits of no less than $100 billion and a credit rating of AA-/AA3 or higher from Standard & Poor’s or Moody’s, respectively.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors as amended from time to time.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day ending at 11:59 p.m. (U.S. Eastern Time) other than a Saturday, Sunday or a day on which the banks in the City of New York are authorized by Law to be closed.

“Cash Dividend Rate” means 8.50% per annum; provided that, (a) from and after the date that is the third anniversary of the Closing Date, the Cash Dividend Rate will be the sum of (i) 8.50% plus (ii) LIBOR (as of the beginning of the applicable Dividend Period), per annum, (b) from and after the date that is the fourth anniversary of the Closing Date, the Cash Dividend Rate will be the sum of (i) 9.50% plus (ii) LIBOR (as of the beginning of the applicable Dividend Period), per annum, and (c) from and after the date that is the fifth anniversary of the Closing Date, the Cash Dividend Rate will be the sum of (i) 10.50% plus (ii) LIBOR (as of the beginning of the applicable Dividend Period), per annum; provided, further, that if any Event of Default occurs and is continuing, the then-current Cash Dividend Rate will automatically increase by an additional 200 basis points per annum.

“Cash Dividends” has the meaning assigned to such term in Section 5(a).

“Change of Control Transaction” means (a) the occurrence of a “Change of Control” or similar event under the Credit Agreement (as in effect on the Closing Date) or Senior Notes Indenture (as in effect on the Closing Date), (b) any transaction or event, or series of related transactions or events, following which shares of the Common Stock (other than shares of the Class B Common Stock) are no longer listed for sale on the New York Stock Exchange or the Nasdaq Global Select Market (or their respective successor exchanges), or (c) the sale or other disposition of all or substantially all of the assets of the Company and the subsidiaries of the Company taken as a whole (whether directly or indirectly through the sale or other disposition of the equity interests in, or the assets of, the Company and the subsidiaries of the Company, taken as a whole).

“Class A Common Stock” means the Company’s common stock, par value $1.00 per share, that is not designated in the Articles of Incorporation as class B common stock.

“Class B Common Stock” means the Company’s common stock designated in the Articles of Incorporation as class B common stock, par value $1.00 per share.

“Closing Date” means January 31, 2018.

“Common Stock” means, collectively, the Class A Common Stock and Class B Common Stock.

“Company” means Meredith Corporation, an Iowa corporation.

“Compensation Arrangement” means any bona fide management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement, in each case, the purpose of which is to provide a reasonable incentive to Covered Persons.

“Competition Law Filings” has the meaning assigned to such term in Section 7(c).

“Competition Laws” has the meaning assigned to such term in Section 7(c).

“Consolidated Adjusted EBITDA” has the meaning assigned to such term in the Senior Notes Indenture as in effect on the Closing Date.

“Conversion Notice” has the meaning assigned to such term in Section 7(a).

“Conversion Shares” has the meaning assigned to such term in Section 7(a).

“Covered Person” means any future, present or former employee, director, officer or consultant of the Company or its Subsidiaries who is unaffiliated with each holder of shares of Series A Preferred Stock and each of their respective affiliates and equity holders.

“Credit Agreement” means the Credit Agreement dated as of the Closing Date, among the Company, certain subsidiaries of the Company from time to time party thereto as guarantors, the lenders from time to time party thereto, Royal Bank of Canada, as administrative agent and collateral agent, and each of the other financial institutions party thereto as joint lead arrangers and joint bookrunners, as amended, restated, supplemented or otherwise modified or replaced from time to time (and any new document governing replacement or refinanced Indebtedness, in each case, to the extent related to incurrence of any indebtedness, other obligations or capital leases permitted by Section 9(i)) (or as in effect on the Closing Date where expressly provided herein).

“Dividend Notice” has the meaning assigned to such term in Section 5(c).

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on (and including) the Closing Date; provided that, if any Dividend Payment Date is not a Business Day, the Dividend Payment Date will be the immediately preceding Business Day.

“Dividend Period” means the period commencing on (and including) a Dividend Payment Date and ending on (but not including) the next Dividend Payment Date; provided that the initial Dividend Period will commence on (and include) the Closing Date and end on, but not include, the first Dividend Payment Date.

“Dividends” has the meaning assigned to such term in Section 5.

“DOJ” has the meaning assigned to such term in Section 7(c).

“DTC” has the meaning assigned to such term in Section 10(a).

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Event of Default” means (a) a Series A Payment Event of Default, (b) a Material Indebtedness Acceleration, (c) the breach, violation or failure of the Company to act in accordance with any of the provisions of this Statement of Designation or the Series A Investor Rights Agreement, including with respect to any of the designations, rights, preferences, powers, restrictions and limitations of the shares of the Series A Preferred Stock, (i) with respect to any such breach, violation or failure arising under Section 8 or Section 9 of this Statement of Designation, which remains uncured, and (ii) with respect to each other such breach, violation or failure that would reasonably be expected to affect in any material manner the Series A Preferred Stock or the holder thereof and that remains uncured 30 days after delivery of notice to the Company of such breach, violation or failure, or (d) any “Event of Default” (as defined in any applicable definitive documentation related to any Senior Indebtedness).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Dividend” has the meaning assigned to such term in Section 5.

“First Call Date” means the date that is the third anniversary of the Closing Date.

“FTC” has the meaning assigned to such term in Section 7(c).

“Governmental Authority” means any U.S. or foreign, federal, state, provincial, municipal, local or similar government or any agency, authority, board, body, bureau, commission, court, department, entity, official, political subdivision, tribunal or other instrumentality of any such government and will include any regulatory or trade body or organization and any arbitrator or arbitral body.

“IBCA” has the meaning assigned to such term in the recitals hereof.

“Indebtedness” has the meaning assigned to such term in the Senior Notes Indenture as in effect on the Closing Date.

“Insolvency Event” means, the Company or any Material Subsidiary, pursuant to or within the meaning of any Bankruptcy Law: (a) (i) commences proceedings to be adjudicated bankrupt or insolvent; (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law; (iii) consents to the appointment of a receiver, liquidator, assignee, trustee or other similar official of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors (collectively, an “Insolvency Proceeding”); (b) makes an admission in writing of its inability generally to pay its debts as they become due; or (c) a court of competent jurisdiction enters an order or decree under any

Bankruptcy Law that (i) is for relief against the Company or any Material Subsidiary in a proceeding in which the Company or any Material Subsidiary is to be adjudicated bankrupt or insolvent; (ii) appoints a receiver, liquidator, assignee, trustee or other similar official of the Company or any Material Subsidiary or for all or substantially all of the property of the Company or any Material Subsidiary; or (iii) orders the liquidation of the Company or any Material Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days.

“Insolvency Proceeding” has the meaning assigned to such term in the definition of “Insolvency Event”.

“Junior Stock” means Common Stock, Preferred Stock (other than the Series A Preferred Stock) and any other Equity Interest of the Company.

“Law” means any applicable U.S. or foreign, federal, state, provincial, municipal or local law (including common law), statute, ordinance, rule, regulation, code, policy, directive, standard, license, treaty, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Authority.

“LIBOR” means (a) the London Interbank Offered Rate of interest for an interest period of 90 days or (b) during any period in which the rate set forth in clause (a) is no longer available, (i) the rate generally accepted as the replacement thereof or (ii) if no such rate is available, a rate agreed by the Company and the Majority Holder in good faith designed to replicate the rate described in clause (a); provided that, for purposes of calculating Dividends, “LIBOR” will not be less than 1.0%.

“Majority Holder” means the holders of record of not less than a majority of the then-outstanding shares of Series A Preferred Stock, provided, that any single holder that, together with its Affiliates, is the holder of record of a majority of the then-outstanding shares of Series A Preferred Stock shall constitute the “Majority Holder.” As of the Closing Date, KED MDP Investments, LLC is the Majority Holder.

“Make-Whole Amount” means, with respect to any share of the Series A Preferred Stock as of any Redemption Date prior to the First Call Date, an amount equal to (a) the product of 6.0% multiplied by the Accrued Stated Value (as of such Redemption Date) of such share being redeemed, plus (b) the present value as of such Redemption Date of the amount of Dividends (without duplication of the Aggregate Accumulated Dividend) that would have accrued and accumulated (based on (y) if the Company has paid any Dividends in kind prior to the Redemption Date, the Accrued Dividend Rate as in effect as of such Redemption Date or (z) if the Company has not paid any Dividends in kind prior to the Redemption Date, the Cash Dividend Rate as in effect as of such Redemption Date) and were not paid on such share from such Redemption Date through and including the First Call Date (assuming that, for purposes of this calculation, (i) such share remained outstanding through the First Call Date and (ii) such share was redeemed on the First Call Date), with such present value being computed using an annual discount rate equal to the Applicable Treasury Rate with respect to such date plus 50 basis points.

“Mandatory Redemption” has the meaning assigned to such term in Section 6(b).

“Market Cap” means, at any time, (a) the Company’s market capitalization based on the 30-day volume-weighted average trading price of the Company’s Class A Common Stock less (b) the aggregate dividends payable in respect of Common Stock or share repurchases to be made as of such time in connection with such Permissible Payment.

“Market Capitalization Ratio” means, at any time, (a) the Market Cap, as of such time, divided by (b) the aggregate Accrued Stated Value of the then-outstanding Series A Preferred Stock.

“Material Event” has the meaning assigned to such term in Section 6(b).

“Material Event Redemption Date” has the meaning assigned to such term in Section 6(b).

“Material Indebtedness Acceleration” means any breach or failure of the Company or any of its Subsidiaries to observe or perform any agreement or condition relating to any Senior Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace or cure periods and notice periods expressly applicable to such observance, performance or condition shall have expired or, in the case of required notices, been given), or any other event occurs, which results in an acceleration or other demand for repurchase, prepayment, defeasance or redemption of the Senior Indebtedness (or any portion thereof), in each case, prior to its express maturity (without such acceleration or demand having been rescinded, annulled or otherwise cured).

“Material Subsidiary” has the meaning assigned to such term in the Credit Agreement as in effect on the Closing Date.

“Maximum Aggregate Ownership Amount” has the meaning assigned to such term in Section 7(d).

“Maximum Aggregate Voting Amount” has the meaning assigned to such term in Section 7(d).

“Maximum Fixed Obligations Ratio” means, as of any date, (a) (i) the sum of (A) (x) the aggregate principal of the Senior Indebtedness then-outstanding and (y) unpaid but accrued interest of the Senior Indebtedness then-outstanding that would, without giving effect to any applicable grace period, constitute an “Event of Default” under the Senior Indebtedness, plus (B) the aggregate dividends payable in respect of Common Stock and share repurchases to be made at such time, plus (C) the aggregate Accrued Stated Value of the then-outstanding Series A Preferred Stock, minus (ii) unrestricted cash of the Company as of such date, divided by (b) the Consolidated Adjusted EBITDA as of such date.

“Options” means the options to purchase up to an aggregate of 875,000 shares of Class A Common Stock, purchased by KED MDP Investments, LLC on Closing Date (and any new or replacement options issued pursuant to the terms thereof).

“Optional Redemption” has the meaning assigned to such term in Section 6(a).

“Optional Redemption Date” has the meaning assigned to such term in Section 6(a).

“Permissible Payments” means (a) Run Rate Dividends or equity repurchases made on account of the Common Stock in accordance with past practice, so long as (i) if such payment is made after the second anniversary of the Closing Date, (A) no Event of Default exists and is continuing, (B) immediately following such payment, the Market Capitalization Ratio would be equal to or greater than 2.0, and (C) immediately following such payment, the Maximum Fixed Obligations Ratio would be equal to or less than 4.0, and (ii) if such payment is made prior to or on the second anniversary of the Closing Date, then (A) all dividends with respect to the shares of the Series A Preferred Stock for the Dividend Period in which such dividend is paid or such repurchase is made have been paid in cash, (B) with respect to dividends only, (1) such dividend occurs in a PIK and Pay Quarter, and (2) after the payment of such dividend, the aggregate amount of dividends paid in PIK and Pay Quarters is less than $150,000,000, or (C) if the aggregate amount of dividends paid in PIK and Pay Quarters is $150,000,000 or more, then the conditions set forth in clauses (a)(i)(A), (B) and (C) of this definition would be satisfied immediately following the payment of such payments, and (b) such other payments on account of the Common Stock as approved by an affirmative vote of the Majority Holder.

“Permitted Affiliate Transactions” means (a) any issuance of securities in the Company or other payments, awards or grants in cash, securities or otherwise to any Covered Person pursuant to the terms of any Compensation Arrangement, or the funding of such a Compensation Arrangement; (b) (i) payment of reasonable fees to directors of the Company or any its Subsidiaries; and (ii) payment of reasonable and documented out-of-pocket expenses and indemnities to directors, officers, and employees of the Company or any direct or indirect controlling parent of the Company, in each case, to the extent relating to services performed for or on behalf of the Company; (c) (i) any employment agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business with a Covered Person (including the making of any payments thereunder or any funding in connection therewith); (ii) any subscription agreement or similar agreement pertaining to the repurchase of Junior Stock in the Company, in either case, owned by a member of the Company’s management pursuant to any Permissible Payment; and (iii) any employee compensation (including bonus), severance, arrangement, benefit plan or arrangement, any health, disability or similar insurance plan which covers bona fide directors, officers or employees of the Company or any its Subsidiaries, and any reasonable employment contract and transactions pursuant thereto; (d) loans or advances to directors, officers or employees of the Company or any its Subsidiaries for reasonable payroll, relocation, entertainment, travel expenses, drawing accounts and similar expenditures; or (e) any transaction expressly permitted by, or for which rights are granted pursuant to, any provision of this Statement of Designation or the Series A Investor Rights Agreement.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any successors and permitted assigns of such Person.

“PIK and Pay Dividend Rate” means per quarter, with respect to any PIK and Pay Quarter, (a) (i) the then-current Accrued Dividend Rate for such PIK and Pay Quarter multiplied by (ii) 0.25, plus (b) the applicable number of basis points set forth in the table below based upon the applicable instance of PIK and Pay Quarter; provided, however that for any PIK and Pay Quarter in which the cash dividend paid with respect to the Common Stock is below the Run Rate Dividend, the number of basis points set forth in the column “Basis Point Increase” will be ratably decreased from the amount set forth below in the same proportion as the cash dividend paid with respect to the Common Stock to the Run Rate Dividend:

Instance of PIK and Pay Quarter	Basis Point Increase
1	25 bps
2	50 bps
3	87.5 bps
4	125 bps
5	175 bps
6	225 bps
7	287.5 bps
8	350 bps

“PIK and Pay Quarter” has the meaning assigned to such term in Section 5(b).

“Preferred Stock” means the preferred stock, par value $1.00 per share, of the Company.

“Proxy Statement” has the meaning assigned to such term in Section 7(g).

“Redemption Date” means the Optional Redemption Date or the Material Event Redemption Date, as applicable.

“Redemption Percentage” means, as of the relevant date, the applicable percentage under the heading “Redemption Percentage” set forth in the table below:

Period In Which Such Date Occurs	Redemption Percentage
If such date occurs during the period from (and including) the First Call Date to (but not including) the date that is the fifth anniversary of the Closing Date	106.0%
If such date occurs during the period from (and including) the date that is the fifth anniversary of the Closing Date to (but not including) the date that is the sixth anniversary of the Closing Date	103.0%
If such date occurs on or after the date that is sixth anniversary of the Closing Date	100.0%

“Redemption Price” has the meaning assigned to such term in Section 6(d).

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Closing Date, between KED MDP Investments, LLC and the Company, as amended from time to time.

“Resale” has the meaning assigned to such term in Section 10(a).

“Rule 144 Holding Period” has the meaning assigned to such term in Section 10(d).

“Run Rate Dividend” means a dividend on account of the Common Stock in an amount consistent with the Company’s historic dividend rate for the five years immediately preceding the Closing Date with annual increases to such historic dividend rate after the Closing Date of no greater than the five-year historical compound annual growth rate as of the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means the Indebtedness incurred pursuant to (a) the Credit Agreement and (b) the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture, dated as of the Closing Date, by and among the Company, certain subsidiaries of the Company from time to time party thereto as guarantors, and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified or replaced from time to time (including any new document governing replacement or additional pari passu Indebtedness), in each case, to the extent to incurrence of any indebtedness, other obligations or capital leases thereunder is permitted by Section 9(i) (or as in effect on the Closing Date where expressly provided herein).

“Series A Investor Rights Agreement” means the Series A Investor Rights Agreement, dated the Closing Date, between KED MDP Investments, LLC and the Company, as amended from time to time.

“Series A Payment Event of Default” means the failure of the Company to (a) pay (in cash or in kind, as provided herein) any Dividends (to the extent declared) with respect to any Dividend Period on the applicable Dividend Payment Date or (b) make when due any payment or distribution on the Series A Preferred Stock (including pursuant to Section 6).

“Series A Preference Amount” means, as of any date that is on or after the First Call Date, an amount per share of the Series A Preferred Stock equal to the product of (a) the Redemption Percentage applicable as of such date and (b) the Accrued Stated Value of such share as of such date.

“Series A Preferred Stock” has the meaning assigned to such term in Section 2.

“Series A Securities Purchase Agreement” means the Series A Securities Purchase Agreement, dated the Closing Date, between KED MDP Investments, LLC and the Company, as amended from time to time.

“Shareholder Approval” has the meaning assigned to such term in Section 7(g).

“Shareholder Meeting” has the meaning assigned to such term in Section 7(g).

“Stated Value” means $1,000 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock).

“Statement of Designation” has the meaning assigned to such term in the preamble hereof.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the combined voting power of the outstanding voting stock is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has a majority ownership and power to direct the policies, management and affairs thereof.

“U.S.” means the United States of America.

“Unrestricted Conversion Shares” has the meaning assigned to such term in Section 7(c).

“Warrants” means the warrants for the purchase of 1,625,000 shares of Class A Common Stock, purchased by KED MDP Investments, LLC on Closing Date (and any new or replacement warrants issued pursuant to the terms thereof).

“Wholly Owned Subsidiary” means a Subsidiary 100% of the Equity Interests in which is owned, directly or indirectly, by the Company.

(b) Interpretation. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The headings are for convenience only and will not be given effect in interpreting this Statement of Designation. References herein to any Section will be to a Section hereof unless otherwise specifically provided. References herein to any Law means such Law, including all rules and regulations promulgated under or implementing such Law, as amended from time to time and any successor Law unless otherwise specifically provided. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Statement of Designation, refer to this Statement of Designation as a whole and not to any particular provision of this Statement of Designation. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Statement of Designation. The use herein of the word “include” or “including”, when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” The terms lease and license will include sub-lease and sub-license, as applicable. All references to $, currency, monetary values and dollars set forth herein means U.S. dollars. When the terms of this Statement of Designation refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the Secretary of the Company will maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof will be provided free of charge to any stockholder who makes a request therefor.

2. Designation. A total of 2,500,000 shares of Preferred Stock are designated as a series known as Series A Preferred Stock, with each share having an initial Stated Value of $1,000 per share (the “Series A Preferred Stock”). The Series A Preferred Stock is perpetual, subject to the provisions hereof.

3. Ranking. With respect to (a) payment of dividends, (b) distribution of assets upon, or in connection with, any Material Event and (c) any transaction or series of transactions in connection with which any Junior Stock receives proceeds, the Series A Preferred Stock will rank senior to the Junior Stock.

4. Voting.

(a) Generally. The holders of shares of the Series A Preferred Stock have no voting rights with respect to such shares except (i) as otherwise required by Law and (ii) as specifically set forth with respect to “Permissible Payments” and the “Protective Provisions” as provided in Section 9 hereof. For purposes of clarity, the holders of shares of Series A Preferred Stock shall not vote with the holders of Common Stock generally (including the election of directors).

(b) Voting Power. At the time of any vote or consent of the Series A Preferred Stock hereunder or as otherwise required by Law, each share of Series A Preferred Stock will be entitled to one vote.

5. Dividends.

(a) Generally. From and after the Closing Date, dividends (“Dividends”) will accumulate and accrue on a daily basis in arrears during each Dividend Period to the extent paid in cash, in an amount equal to the Cash Dividend Rate then in effect, multiplied by the Stated Value (such amounts, the “Cash Dividends”). In lieu of paying Cash Dividends for any Dividend Period, the Board of Directors may, in its sole discretion, elect to cause the Company to pay Dividends for such Dividend Period in kind by declaring a dividend equal to the aggregate Dividends accumulated during such Dividend Period (assuming, however, that such Dividends accrued at the Accrued Dividend Rate) and causing the Company to issue a number of additional shares of Series A Preferred Stock (each having an initial Stated Value of $1,000) to each holder of Series A Preferred Stock in an amount equal to (y) the aggregate amount of such Dividends for such Dividend Period (calculated utilizing the Accrued Dividend Rate) with respect to all shares of Series A Preferred Stock held by such holder divided by (z) $1,000. Dividends will be due and payable on the Dividend Payment Date with respect to such Dividend Period in accordance with this Section 5. To the fullest extent not prohibited by Law and subject to Section 5(d), the Board of Directors will declare for each Dividend Period a Dividend equal to the aggregate Dividends accumulated during such Dividend Period, and the Company will pay such dividend in cash or in shares of Series A Preferred Stock, as applicable, on the applicable Dividend Payment Date. Notwithstanding the foregoing, for the purposes of calculating Dividends for any Dividend Period, the Stated Value shall include all accrued but unpaid Dividends for all prior Dividend Periods.

(b) PIK and Pay Dividends. In no more than eight total Dividend Periods and subject to the other limitations and restrictions herein (including those set forth in Sections 8 and 9), the Board of Directors may elect to both (i) pay Dividends in kind by the issuance of additional shares of Series A Preferred Stock and (ii) pay a cash dividend with respect to Common Stock (each such Dividend Period, a “PIK and Pay Quarter”). Notwithstanding Section 5(a), Dividends for each PIK and Pay Quarter will be calculated and issued in accordance with Section 5(a), but using the applicable PIK and Pay Dividend Rate in lieu of the Accrued Dividend Rate. The provisions of Section 5(a) will apply to any Dividend Period that is not a PIK and Pay Quarter (including a Dividend Period occurring after a PIK and Pay Quarter).

(c) Priority; Mechanics. Dividends with respect to any quarter may only be paid all in cash or all in additional shares of Series A Preferred Stock, and may not be paid in a combination of cash and shares of Series A Preferred Stock. Without limiting the other provisions hereof, all Dividends (regardless of whether paid in additional shares of Series A Preferred Stock or cash) are prior to and in preference over any dividend on any Junior Stock and will be declared and fully paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Stock and will be calculated on the basis of a 360-day year (calculated on the basis of actual number of days elapsed). Dividends will be payable to the holders of record of the Series A Preferred Stock as they appear on the stock records of the Company on the record date for such Dividends, which, to the extent the Board of

Directors determines to declare a Dividend in respect of any Dividend Period, will be the date that is 15 days prior to the applicable Dividend Payment Date, and which record date and Dividend Payment Date, to the extent so determined, will be declared by the Board of Directors during each Dividend Period on the date that is 20 days prior to the Dividend Payment Date and five days prior to the record date. At least five Business Days prior to the Board of Directors’ consideration of declaring a Dividend beginning after the Closing Date, the Company will provide notice to the holders of Series A Preferred Stock of the amount, date and form (i.e., cash or shares of Series A Preferred Stock) of such Dividend (a “Dividend Notice”) being considered. The Company will not issue any fractional shares of the Series A Preferred Stock as part of the Dividends, but will instead issue a number of shares of the Series A Preferred Stock that is rounded up to the nearest whole number of shares from the number of shares that would otherwise be issuable. If, as and when any such additional shares are issued hereunder, the Company will take all action necessary to ensure such shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof, and the Company will cause its stock records to be updated to reflect the issuance of such additional shares.

(d) Extraordinary Dividends. If the Majority Holder notifies the Company that any Dividend would, if paid, constitute an “extraordinary dividend” under Section 1059 of the Internal Revenue Code (an “Extraordinary Dividend”), the Company will defer declaration of such Dividend until such time as it would not constitute an Extraordinary Dividend or three years after the Closing Date, whichever comes first; provided that, the Company will not defer, and will timely declare and pay in accordance with this Section 5, any portion of such Dividend in the amount specified by the Majority Holder in such notice. In the event that any Dividend is deferred in accordance with the immediately preceding sentence, such Dividend will not be considered accrued but unpaid for purposes of this Statement of Designation. Any such notice by the Majority Holder must be given within 10 Business Days after receipt of the corresponding Dividend Notice. Upon notice from the Majority Holder that any deferred portion of such Dividend no longer constitutes an Extraordinary Dividend or three years after the Closing Date, whichever comes first, the Company will declare and pay any deferred portion of such Dividend in accordance with this Section 5. In lieu of declaring any such deferred Dividend, until such time as such deferred Dividend would not constitute an Extraordinary Dividend or three years after the Closing Date, whichever comes first, the Company will hold and reserve cash in the amount of the deferred Dividend as “restricted cash” on its balance sheet, and report such cash as “restricted cash” on its publicly filed financial statements. Such restricted cash will be held in a separate Authorized Bank Account and will be used only for the purpose of paying such Dividend. Any interest paid by the applicable banking institution on such restricted cash will belong to the Company. For so long as such restricted cash is held for such purpose, within five Business Days after the end of each calendar quarter, the Company shall (i) certify to the Majority Holder in writing that it has complied with the terms of this Section 5(d) and (ii) provide bank statements setting forth the balance of such segregated cash for such calendar month. The Company shall provide immediate written notice to the Majority Holder of any breach of the terms of this Section 5(d).

6. Redemption.

(a) Optional Redemption. At any time and from time to time, from and after the Closing Date, to the extent permitted by Law, the Company may elect to redeem any or all of the outstanding shares of the Series A Preferred Stock for an amount per share equal to the Redemption Price paid in cash on the redemption date set forth in the notice required under Section 6(e)(i)(B) (the “Optional Redemption Date”) in accordance with this Section 6; provided that the shares of the Series A Preferred Stock to be redeemed will have an aggregate Accrued Stated Value of at least $50,000,000, unless the aggregate Accrued Stated Value of all of the outstanding shares of the Series A Preferred Stock is less than $100,000,000, in which case the Company will be required to redeem all such remaining shares (any such redemption, an “Optional Redemption”).

(b) Mandatory Redemption. Immediately upon or immediately prior to any (i) liquidation, dissolution or winding up of the Company or any Material Subsidiary (whether voluntary or involuntary), (ii) occurrence of an Insolvency Event with respect to the Company or any Material Subsidiary, (iii) any Material Indebtedness Acceleration or (iv) Change of Control Transaction (each, a “Material Event”), the Company will redeem for cash (any such redemption, a “Mandatory Redemption”) all of the then outstanding shares of the Series A Preferred Stock at a price per share equal to the Redemption Price as of the date on which such Material Event occurs (such date, the “Material Event Redemption Date”).

(c) Redemption Preference. Any redemption under this Section 6 will be in preference to and in priority over any dividend or other distribution upon any Junior Stock. Any redemption pursuant to Section 7(f) or Section 7(j) shall also be deemed under and pursuant to this Section 6.

(d) Redemption Price. The total price for each share of the Series A Preferred Stock redeemed pursuant to this Section 6 (the “Redemption Price”) will be an amount per share equal to the sum of (A) the Stated Value of such share as of such Redemption Date plus (B) any amount required to be declared and paid as a Dividend with respect to such share pursuant to Section 6(i) which the Company has not paid. The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds, to the respective holders of the Series A Preferred Stock on the applicable Redemption Date as set forth in Section 6(e).

(e) Mechanics of Redemption.

(i) Notice. With respect to any redemption that is effected pursuant to this Section 6, the Company will deliver to each holder of the Series A Preferred Stock being redeemed:

(A) Written notice of declaration and payment of the Dividends described in Section 6(i)(i)(A) or Section 6(i)(ii)(A), as applicable, at least 20 days prior to the applicable Redemption Date, which notice will indicate the amount of such Dividend, provide for the record date in accordance with Section 5 and set the date and time for payment of such Dividend, which will occur on such Redemption Date but prior to the payment of the principal and redemption premium described in Section 6(i)(i)(B) or Section 6(i)(ii)(B), as applicable, and the resulting redemption of the applicable shares of the Series A Preferred Stock; and

(B) Written notice of such redemption at least 15 days prior to the applicable Redemption Date, which notice will indicate the number of shares being redeemed from such holder, such Redemption Date, the amount to be paid in connection with such redemption and the manner of and place designated for surrender (as set forth in Section 6(e)(ii)) of the certificates representing the shares of the Series A Preferred Stock to be redeemed from such holder.

Notwithstanding the foregoing, in the event that the Company is required to effect a Mandatory Redemption or a redemption in accordance with Section 7(f) or Section 7(j) and the timing of such Material Event or transaction described in Section 7(f) or Section 7(j) will make it impracticable for the Company to deliver notices in accordance with timing requirements of this Section 6(e) prior to the applicable Redemption Date, such notices (which the Company will continue to be obligated to give) will be deemed timely if delivered as promptly as practicable under this Section 6(e), and the Company will be required to effect such Mandatory Redemption in accordance with Section 6(b) and the other applicable provisions of this Section 6.

(ii) Surrender of Certificates. Each holder of the Series A Preferred Stock to be redeemed pursuant to this Section 6 will surrender the certificate or certificates representing such shares to the Company, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen, missing, destroyed or mutilated, will deliver an affidavit of loss with an indemnity reasonably satisfactory to the Company, at the principal executive office of the Company or such other place as the Company may from time to time designate by notice to such holder. Upon receipt of each such surrendered certificate, the Company will cancel and retire it; provided that to the extent such certificates represent a greater number of shares than the shares actually redeemed, the Company will deliver, in addition to payment of the Redemption Price for each redeemed share, a new stock certificate to such holder for those shares of the Series A Preferred Stock not redeemed from such holder. Any shares of the Series A Preferred Stock redeemed in accordance with this Section 6 will not be reissuable by the Company, and the Company will take all steps necessary to cancel and retire such shares.

(iii) Termination Upon Payment. Upon payment in full by the Company of the amounts owing under this Section 6 to any holder of the Series A Preferred Stock that has had all or any portion of its shares redeemed in accordance with this Section 6, then notwithstanding that the certificate or certificates evidencing such shares have not been surrendered, the Dividends with respect to such redeemed shares will cease to accumulate after the date of such payment in full and all rights with respect to such redeemed shares will terminate at such time.

(f) Partial Redemption; Insufficient Funds.

(i) Any Optional Redemption for less than all of the outstanding shares of the Series A Preferred Stock will be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the Stated Value of the shares of the Series A Preferred Stock then held by such holders.

(ii) If, in connection with a Mandatory Redemption pursuant to Section 6(b) or a redemption pursuant to Section 7(f) or Section 7(j) on the applicable Redemption Date, the Company is not permitted by Law to redeem all of the outstanding shares of the Series A Preferred Stock required to be redeemed, then the Company will redeem the shares on a pro rata basis among the holders participating in such redemption in proportion to the aggregate Accrued Stated Value of the outstanding shares of the Series A Preferred Stock required to be redeemed then held by such holders to the fullest extent permitted by Law. The redemption obligations of the Company provided hereby will continue following such Redemption Date, so that at any time thereafter when the Company becomes permitted by Law to redeem such shares, the Company will redeem such shares at the original Redemption Price, adjusted to account for any increase in the Accrued Stated Value following such original Redemption Date.

(iii) Except as provided under the IBCA, any shares of the Series A Preferred Stock that are not redeemed as of any Redemption Date will remain outstanding and be entitled to all of the designations, rights, preferences, powers, restrictions and limitations of the shares of the Series A Preferred Stock set forth in Section 6(f)(ii) and the other provisions of this Statement of Designation, including the right to accumulate and receive any Dividends thereon as provided in Section 5, until the date on which the Company actually redeems and pays in full the Redemption Price for such shares.

(g) Company Efforts. The Company will take such actions as are necessary to give effect to the provisions of this Section 6, Section 7(f) and Section 7(j), including (i) in the case of a Change of Control Transaction, including in the definitive agreement relating to such Change of Control Transaction provision for the payment in cash of a price per share to the holders of the Series A Preferred Stock equal to the applicable Redemption Price with respect thereto as of the applicable Material Event Redemption Date and (ii) in the event the Company is prohibited by Law from redeeming or otherwise unable to redeem shares of the Series A Preferred Stock in connection with any Mandatory Redemption on the applicable Redemption Date, taking action necessary or appropriate to remove promptly any impediments to its ability to redeem the shares of the Series A Preferred Stock required to be so redeemed, including, (A) to the extent permissible under applicable Law, reducing the stated capital of the Company or revaluing the assets of the Company to their fair market values if such revaluation would create surplus sufficient to make all or any portion of such Mandatory Redemption and (B) if the Company has sufficient surplus but insufficient cash to effect such Mandatory Redemption, borrowing an amount of cash to make such Mandatory Redemption (or the maximum partial Mandatory Redemption permitted in respect of available cash) to the extent it would not cause a breach, with or without notice, lapse of time or both under the Credit Agreement or Senior Notes Indenture.

(h) Notice of Redemption Decision or Material Events. At least five Business Days prior to the Board of Directors’ consideration to effect any redemption pursuant to Section 6(a), the Company will provide notice to the holders of Series A Preferred Stock of the amount and date of such redemption. In connection with any potential Material Event, in addition to any obligation to deliver any notice of redemption under this Section 6, the Company will, (i) at least five Business Days prior to the date the Board of Directors or the board or other governing body of any Material Subsidiary considers approving such potential Material Event, (ii) at least 20 days before any stockholders’ or other equity holders’ meeting called to approve such potential Material Event, (iii) within two Business Days after the commencement of any involuntary proceeding, (iv) within 48 hours after the Company’s knowledge of any breach of the definitive agreements for any of the Senior Indebtedness that, if uncured, could result in a Material Indebtedness Acceleration and (v) within 48 hours after any Material Indebtedness Acceleration, give each holder of the shares of the Series A Preferred Stock written notice of such potential Material Event. Such written notice will describe the material terms and conditions of such potential Material Event, including, as applicable, a description of the stock, cash and property to be received by the holders of the shares of the Series A Preferred Stock upon the consummation of such potential Material Event and the date of delivery thereof and a general description of the events or circumstances giving rise to such Material Event. If any material change in the facts set forth in such initial notice occur, the Company will promptly (but in any event within 24 hours after such material change) give written notice to each holder of shares of the Series A Preferred Stock of such material change.

(i) Declaration of Dividend. Immediately prior to any resolution of the Board of Directors to redeem any of the shares of Series A Preferred Stock in accordance with Section 6, the Company will declare as a Dividend and pay separately in cash:

(i) With respect to any Redemption Date occurring prior to the First Call Date, an amount per share equal to the sum of (A) the Aggregate Accumulated Dividend of such share as of such Redemption Date plus (B) the Make-Whole Amount as of such Redemption Date with respect to such share; and

(ii) With respect to any Redemption Date occurring on or after the First Call Date, an amount per share equal to (A) the Series A Preference Amount of such share as of such Redemption Date minus (B) the Stated Value of such share as of such Redemption Date.

7. Conversion.

(a) From and after the seventh anniversary of the Closing Date, by written notice (a “Conversion Notice”) to the Company, any holder of shares of Series A Preferred Stock may elect to convert all or a portion of its shares of Series A Preferred Stock into a number of shares of Class A Common Stock (the “Conversion Shares”) equal to (a) the aggregate Accrued Stated Value of the shares of Series A Preferred Stock being converted divided by (b) the volume weighted average price (rounded to the nearest one-hundredth of one cent) of the Class A Common Stock on the New York Stock Exchange, for the 30 trading days immediately preceding (and not including) the date on which the holder delivers the required written notice to Company with respect to such conversion, as calculated by Bloomberg Financial LP under the function “VWAP” or any successor page or function; provided, the Company will not issue any fractional shares of Class A Common Stock as part of any such conversion, but will instead issue a number of shares of Class A Common Stock that is rounded up to the nearest whole number of shares from the number of shares that would otherwise be issuable. Subject to Section 7(b), Section 7(c) and Section 7(d), the Company will issue the Conversion Shares no more than five Business Days following delivery of a Conversion Notice, and will take all action necessary to ensure all Conversion Shares are, upon issuance in accordance with this Section 7, duly authorized, validly issued and outstanding, fully paid and nonassessable, freely transferrable by the holder thereof and free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Compliance by the Company with its obligations under the Registration Rights Agreement and each of the other provisions hereunder will satisfy the Company’s obligations to ensure all Conversion Shares are freely transferable under this Section 7(a).

(b) Each holder submitting a Conversion Notice may indicate in such Conversion Notice that a portion of the Conversion Shares determined by such holder will be issued free of the voting restrictions described in the next sentence (the “Unrestricted Conversion Shares”); provided, that such portion, when aggregated with all other Unrestricted Conversion Shares to be issued to such holder and its Affiliates, will not exceed 50% of the total Conversion Shares to be issued to such holder and its Affiliates. Prior to the issuance of any Conversion Shares, the Company and the holder delivering such Conversion Notice will execute and deliver a contractual commitment that provides each of the Conversion Shares, other than the Unrestricted Conversion Shares, will be non-voting until such time as such shares are transferred by such holder to any other Person (other than an Affiliate of such holder). Any Unrestricted Conversion Shares will be issued free and clear of any restrictions or limitations on voting.

(c) Notwithstanding anything herein to the contrary, if a Competition Law Filing is required to permit a holder of Series A Preferred Stock to convert the number of shares of Series A Preferred Stock identified in the applicable Conversion Notice, then the Company will not issue to such any Conversion Shares until the date that all applicable waiting periods have expired or been terminated or required approvals have been received. If any holder of shares of Series A Preferred Stock determines that no Competition Law Filings are required in connection with a conversion, concurrently with its delivery of the Conversion Notice, such holder will provide a written representation to the Company that (i) such holder’s holdings of voting securities of the Company after the conversion will be below the then applicable size-of-transaction threshold under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the rules and regulations promulgated thereunder or (ii) such holder will hold the voting securities solely for the purpose of investment, in accordance with 15 U.S.C. §18a(c)(9) and 16 CFR 802.9. Upon at least 15 Business Days’ notice, at the request of any holder of shares of Series A Preferred Stock, the Company will, in consultation and cooperation with such holder, file or submit, and assist such holder with any filing, submission or notification it makes, in connection with the a conversion of such holder’s shares of Series A Preferred Stock (alone or in conjunction with the exercise of any options or warrants held by such holder) with or to any governmental entity any filing, report or notification necessary or advisable in connection with any antitrust, competition or merger control Law applicable to such exercise, including the notification and report form, if any, required to be filed with the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”) under the HSR Act (such applicable Laws, collectively, “Competition Laws,” and such filings and submissions, collectively, the

“Competition Law Filings”). Any such Competition Law Filings made by each of such holder and the Company will be in substantial compliance with the requirements of the Competition Laws. Each of such holder and the Company will use its reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all approvals, authorizations, terminations of applicable periods and clearances in connection with the Competition Law Filings, including (A) cooperating and consulting with each other and furnishing to each other or each other’s counsel information and reasonable assistance as each may request in connection with the preparation of any Competition Law Filing, (B) giving the other reasonable prior notice of, and the opportunity to review and discuss in advance (including considering in good faith the views of the other), any such Competition Law Filings to be made and, to the extent reasonably practicable, of any communication with, or any responses to inquiries or requests for additional information from, the FTC, the DOJ and any other governmental entity regarding such Competition Law Filings or the transactions contemplated by this Warrant, (C) permitting the other or the other’s counsel to participate in all communications and meetings with any governmental entity to the extent not prohibited by such governmental entity and (D) subject to clauses (B) and (C) of this Section 7(b), responding as promptly as practicable to all requests of any governmental entity and providing all requested information to such governmental entity. The Company will pay any expenses associated with, and any filing fees required under the Competition Laws in connection with, the Competition Law Filings.

(d) Notwithstanding anything herein to the contrary, the Company will not issue to any holder of Series A Preferred Stock any Conversion Shares to the extent such Conversion Shares, after giving effect to such issuance and when added to the number of shares of Common Stock issued and issuable upon exercise of the Warrants or the Options issued pursuant to the Series A Securities Purchase Agreement, would (a) exceed 19.9% of the number of shares of Common Stock outstanding as of the date of this Statement of Designation (the “Maximum Aggregate Ownership Amount”) or (b) exceed 19.9% of the total voting power of the Company’s securities outstanding as of the date of this Statement of Designation that are entitled to vote on a matter being voted on by holders of the Common Stock (the “Maximum Aggregate Voting Amount”), unless and until the Company obtains the Shareholder Approval.

(e) For purposes of this Section 7, beneficial ownership will be determined in accordance with Section 13(d) of the Exchange Act (and the rules and regulations promulgated thereunder).

(f) If on any attempted conversion of Series A Preferred Stock, the issuance of Conversion Shares would exceed the Maximum Aggregate Ownership Amount or the Maximum Aggregate Voting Amount, and the Company shall not have previously obtained Shareholder Approval at the time of conversion, then (i) the Company will issue to the holder requesting conversion such number of Conversion Shares as may be issued below the Maximum Aggregate Ownership Amount or Maximum Aggregate Voting Amount, as the case may be, and (ii) at the election of the applicable holder, either (A) the remainder of the Series A Preferred Stock will not be converted and will remain issued and outstanding with all rights entitled thereto and without any change in their aggregate Accrued Stated Value (but will, for the avoidance of doubt, continue to accrue Dividends) or (B) the remainder of the Series A Preferred Stock will be redeemed by the Company in accordance with Section 6 (provided that the obligations of the Company set forth in Section 6(h) will be deemed satisfied).

(g) Prior to the first annual meeting of shareholders of the Company to occur following the fourth anniversary of the Closing Date (the “Shareholder Meeting”), the Company will provide each holder of Common Stock or other securities entitled to vote at such meeting a proxy statement meeting the requirements of Section 14 of the Exchange Act (and the rules and regulations promulgated thereunder) (the “Proxy Statement”) soliciting each such shareholder’s affirmative vote at the Shareholder Meeting for approval of resolutions approving the Company’s issuance of the Conversion Shares and the Class A Common Stock issuable upon exercise of the Warrants or the Options in excess of the Maximum Aggregate Ownership Amount and Maximum Aggregate Voting Amount in accordance with their respective terms (the “Shareholder Approval”) in accordance with applicable rules and regulations of the New York Stock Exchange (or any other applicable successor entity), the Company’s governing documents and applicable Iowa law, and the Company will use its reasonable best efforts to solicit its shareholders’ approval of such resolutions and to cause the Board of Directors to recommend to the shareholders that they approve such resolutions. If any shares of Class A Common Stock are issued pursuant to the Warrants prior to the time the Shareholder Approval is obtained, such shares will not be voted in connection with any subsequent meeting of shareholders of the Company, to the extent owned by a holder of Series A Preferred Stock, to obtain the Shareholder Approval in accordance with applicable rules and regulations of the New York Stock Exchange.

(h) The Proxy Statement will be in a form reasonably acceptable to the Majority Holder and accordingly, the Company will provide the Majority Holder and a single counsel designated to represent the Majority Holder with respect to the Proxy Statement with reasonable opportunity to review and comment on the Proxy Statement. The Company will keep the Majority Holder apprised of the status of matters relating to the Proxy Statement and the Shareholder Meeting, including promptly furnishing the Majority Holder and their designated counsel with copies of notices or other communications related to the Proxy Statement, the Shareholder Meeting or the transactions contemplated hereby received by the Company from the Securities and Exchange Commission or the New York Stock Exchange.

(i) If, despite the Company’s reasonable best efforts, Shareholder Approval is not obtained at the Shareholder Meeting, the Company will, unless otherwise agreed in writing by the Majority Holder, cause an additional meeting of shareholders of the Company to be held every six months thereafter until the Shareholder Approval is obtained, and the Company will hire a reputable proxy solicitor for the purpose of pursuing such approval.

(j) The Company will give prompt written notice to the Majority Holder upon receipt of notice with respect to any completed or pending transaction pursuant to which the holders of Class B Common Stock will cease to hold a majority of the voting power of the Company’s Common Stock. Following receipt of such notice, at the election of a holder of Series A Preferred Stock, the remainder of the Series A Preferred Stock held by such electing Holder will be redeemed by the Company in accordance with Section 6 (provided that the obligations of the Company set forth in Section 6(h) will be deemed satisfied). The Company’s notice obligation under this Section 7(j), and a holder’s right to make a redemption election under this Section 7(j), shall automatically expire upon receipt of the Shareholder Approval.

8. Restricted Payments. Other than Permissible Payments and Permitted Affiliate Transactions:

(a) (i) no payments or other transfers of assets or value may be made (whether directly or indirectly) by or on behalf of the Company or any of its Subsidiaries, on the one hand, to any equity holder of the Company or any of their respective Affiliates, on the other hand, and (ii) no dividends or other distributions (whether cash or paid-in-kind) or returns of capital may be declared, made or paid on the Junior Stock or other Equity Interests of the Company or its Subsidiaries (other than with respect to the Equity Interests of a Wholly Owned Subsidiary), except, in each case, for payments to the holders of shares of Series A Preferred Stock in accordance with the terms of Section 5 or Section 6; or

(b) all dividends and other distributions (whether directly or indirectly) and returns of capital to be declared, made or paid by the Company, will first be used, to the extent necessary, to redeem the then-outstanding shares of the Series A Preferred Stock;

provided, however, that in no event will the Company redeem Junior Stock (other than the Series A Preferred Stock) for more than $20,000,000 (net of any exercise price payable to the Company by the holder of the Junior Stock being redeemed) in the aggregate in any calendar year.

9. Protective Provisions. Without the affirmative vote of the Majority Holder approving such action or omission, the Company shall not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of Law or otherwise):

(a) pay any cash dividend or make any other distribution (whether in cash or in kind) on account of the Junior Stock or any other Equity Interests of the Company (other than any payment, dividend or other distribution on account of the Series A Preferred Stock in accordance with the terms of this Statement of Designation) or any of its Subsidiaries (except as expressly permitted pursuant to Section 8);

(b) liquidate, dissolve or wind-up the business and affairs of the Company or any Material Subsidiary;

(c) effect any voluntary Insolvency Proceeding, or approve or fail to contest any involuntary Insolvency Proceeding, in each case, of the Company or any of its Material Subsidiaries;

(d) purchase, repurchase or redeem any shares of Junior Stock (other than pursuant to equity incentive agreements in effect as of the Closing Date or approved by the Majority Holder or as expressly permitted pursuant to Section 8) or any Equity Interests of the Company or any of the Company’s Subsidiaries (other than redemptions of the Series A Preferred Stock in accordance with Section 6);

(e) issue any new, reclassify any existing Equity Interests into, or issue to any Person (other than a Wholly Owned Subsidiary) any Equity Interests convertible into, or Equity Interests of, any Subsidiary of the Company if the proceeds from such issuance or reclassification would be distributed to the shareholders of the Company in a manner other than as otherwise permitted in accordance with Section 6;

(f) issue any new, reclassify any existing Equity Interests into, or issue any Equity Interests convertible into, Equity Interests of the Company senior or pari passu to the Series A Preferred Stock, including any additional shares of the Series A Preferred Stock (other than the shares of the Series A Preferred Stock issued on the Closing Date or those issued after the Closing Date in accordance with the terms of this Statement of Designation (as such instrument is in effect on the Closing Date));

(g) enter into any transaction with any Affiliate of the Company or any of its Subsidiaries or any other holder of Equity Interests of the Company (other than (i) any such transaction that is on an arm’s length basis or more favorable to the Company or such Subsidiary than terms it would receive in an arm’s length transaction, and (ii) Permitted Affiliate Transactions);

(h) enter into, effect or consummate a transaction which results in a Change of Control Transaction unless upon consummation of such Change of Control Transaction, all of the then-outstanding shares of Series A Preferred Stock are redeemed in full in accordance with Section 6;

(i) incur any indebtedness, other obligations or capital leases, or create or suffer to exist any lien upon any property or assets in order to secure any such indebtedness, other obligations or capital leases, in each case, other than (A) any such indebtedness, other obligations, capital leases or lien existing on the Closing Date, (B) any indebtedness, other obligations, capital leases or lien created or suffered to exist, to refinance any indebtedness, other obligations or capital leases existing on the Closing Date, so long as such refinancing is (1) scheduled to mature no earlier than the indebtedness, other obligations or capital leases being refinanced and (2) is in an aggregate principal amount that either (x) is equal to or less than the aggregate principal amount of the then-outstanding indebtedness, other obligations or capital leases being refinanced (including fees and expenses related thereto) or (y) results in a Maximum Fixed Obligations Ratio of not greater than 4.0, (C) capital leases or other trade payables arising in the ordinary course of business, (D) any such indebtedness, other obligations or capital leases the proceeds of which are used solely to redeem in whole all of the then-outstanding shares of Series A Preferred Stock, or (E) any indebtedness, other obligations or capital leases incurred from time to time after the Closing Date under the revolving credit facility provided for in the Credit Agreement;

(j) change the Company’s tax status as a C-corporation;

(k) materially change the general nature of the Company’s and its Subsidiaries’ principal businesses, taken as a whole, as of the Closing Date, or any business substantially related or incidental thereto or related or incidental to the businesses of media, marketing and brand licensing generally (provided that this clause (k) will not restrict the Company or its Subsidiaries from divesting a current business if it remains in one or more of the other primary businesses of the Company or its Subsidiaries);

(l) fail to maintain the Meredith Corporation 2004 Stock Incentive Plan or the Meredith Corporation 2014 Stock Incentive Plan (or a similarly-designed program) or materially decrease management equity ownership requirements thereunder; or

(m) agree or consent to any of the foregoing.

10. Transfers.

(a) The shares of the Series A Preferred Stock are freely transferable subject to restrictions in the Series A Investor Rights Agreement and under applicable securities Laws but only (i) upon execution and delivery by the transferee of such shares of a joinder to the Series A Investor Rights Agreement at the time of or prior to such transfer and (ii) with the prior written consent of the Company, with such approval not to be unreasonably conditioned, delayed or withheld; provided (A) any conditioning, delaying or withholding of consent to a proposed transfer to an Activist Fund or any transferee that is primarily engaged in television broadcasting or print or digital media publishing will not be deemed to be unreasonable and (B) no prior written consent is required with respect to a transfer to an Affiliate of the transferring holder so long as such Affiliate is not primarily engaged in television broadcasting or print or digital media publishing (except that the requirements with respect to such businesses will not apply to the extent the Company and its Subsidiaries, taken as a whole, are not engaged in such businesses as of the time of the transfer) and such Affiliate is not an Activist Fund. Upon request of a holder of shares of Series A Preferred Stock, the Company will use reasonable best efforts to assist such holder in any non-registered sale of all or any portion of any shares of Series A Preferred Stock owned by such holder (a “Resale”) without registration under the Securities Act in accordance with applicable securities Laws, including any sale under any of Rule 144, Rule 144A or Regulation S promulgated under the Securities Act. The Company will cooperate in good faith with and assist each such holder in connection with any Resale by such holder, including, subject to prospective purchasers’ execution of a customary confidentiality agreement in a form reasonably acceptable to the Company, by (A) providing direct contact between its senior management and advisors and prospective purchasers, (B) promptly responding to reasonable inquiries of, and providing answers to, prospective purchasers, (C) providing prompt assistance in completion of the prospective purchasers’ reasonable due diligence review, (D) hosting one or more meetings of prospective purchasers at the Company’s facilities or such other location reasonably selected by the Company, provided that the Company shall not be required to host more than two of such meetings with respect to any single prospective purchaser and (E) providing all reasonable information and access required or advisable to comply with applicable securities Laws.

(b) The Company will keep at its principal office a register for the registration of the Series A Preferred Stock. Upon the surrender of any certificate representing shares of the Series A Preferred Stock at such place, the Company will, upon the request of the record holder of such certificate, promptly (but in any event within five Business Days after such request) execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing shares of the Series A Preferred Stock with an aggregate Stated Value of the Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such Stated Value of the Series A Preferred Stock as is requested by the holder of the surrendered certificate, and Dividends will accumulate on the aggregate Stated Value of the shares of the Series A Preferred Stock represented by such new certificate from the date to which Dividends have been fully paid on the aggregate Stated Value of the shares of the Series A Preferred Stock represented by the surrendered certificate. The issuance of new certificates will be made without charge to the holders of the Series A

Preferred Stock, and the Company will pay for any cost incurred by the Company in connection with such issuance; provided that the Company will not pay for any documentary, stamp and similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 10. All transfers and exchanges of the shares of the Series A Preferred Stock will be made promptly by direct registration on the books and records of the Company and the Company will take all such other actions as may be required to reflect and facilitate all transfers and exchanges permitted pursuant to this Section 10.

(c) Upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of the Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the shares of the Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(d) Unless otherwise agreed to by the Company and the applicable holder: (i) each certificate representing shares of Series A Preferred Stock issued during the applicable holding period required by Rule 144 (the “Rule 144 Holding Period”) will bear a restrictive legend substantially in the form set forth in Annex I hereto, and will be subject to the restrictions set forth therein (provided, that that the Company will use its reasonable best efforts to remove such legend upon the earlier of (A) the expiration of the Rule 144 Holding Period and (B) a transfer in connection with which such legend is eligible to be removed), and (ii) each certificate representing the shares of Series A Preferred Stock issued following the Rule 144 Holding Period will bear such legend only if the Company determines in good faith that the Rule 144 resale requirements have not been met (provided, that the Company will use its reasonable best efforts to remove such legend as soon as possible thereafter).

11. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of the Articles of Incorporation, the bylaws or any other governing document of the Company or similar governing document of any Subsidiary (but only if such amendment modification, termination, waiver or consent to the Articles of Incorporation, bylaws or other governing document of the Company or similar governing document of any Subsidiary alters or changes the rights, preferences or powers of the shares of the Series A Preferred Stock so as to affect them adversely) or this Statement of Designation (in each case, by merger or otherwise except in connection with a Change of Control Transaction pursuant to which the Series A Preferred Stock is redeemed in full in accordance with Section 6(b)), or consent to any departure by the Company or any of its Subsidiaries herefrom or therefrom, will in any event be effective without being in writing and without the Company first having provided written notice of such proposed action to each holder of the outstanding shares of the Series A Preferred Stock and having obtained the affirmative vote or written consent of the Majority Holder. No waiver of any Event of Default or other failure to comply with any provision, condition or requirement of this Statement of Designation will be deemed to be a continuing waiver in the future or a waiver of any subsequent Event of Default or failure or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission to exercise any right hereunder in any manner impair the exercise of any such right. Notwithstanding anything in the foregoing to the contrary, the Company and any holder of Series A Preferred Stock can agree to a waiver or consent with respect to such holder’s rights hereunder. For the avoidance of doubt, any of the actions prohibited by Section 8, Section 9 or this Section 11 without the affirmative vote of the Majority Holder shall be ultra vires, null and void ab initio and of no force and effect.

12. Written Consent. Notwithstanding anything in the Articles of Incorporation or bylaws of the Company to the contrary, any vote, consent or other action required or permitted to be given or taken by the holders of Series A Preferred Stock may be approved without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the vote, consent or action so given or taken, shall be approved by the Majority Holder.

13. No Reissuance of the Series A Preferred Stock. No share or shares of the Series A Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise will be reissued or held in treasury for reissuance, and the Company will take all necessary action to cause such shares to be canceled, retired and eliminated from the shares which the Company will be authorized to issue.

Annex I

Restrictive Legend to the Series A Preferred Stock Certificate

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN SECTION 10 OF THE ARTICLES OF AMENDMENT FILED WITH THE SECRETARY OF STATE FOR THE STATE OF IOWA PURSUANT TO SECTION 490.1006 OF THE IOWA BUSINESS CORPORATION ACT (THE “STATEMENT OF DESIGNATION”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE STATEMENT OF DESIGNATION. A COPY OF THE STATEMENT OF DESIGNATION WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN SECTION 1.3 OF THE SERIES A INVESTORS RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE HOLDER (THE “IRA”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE IRA. A COPY OF THE IRA WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.